Filed Pursuant to Rule 424(b)(3)

Registration No. 333-201535

PROSPECTUS

INVIVO THERAPEUTICS HOLDINGS CORP.

7,000,625 Shares of Common Stock

We are offering up to 7,000,625 shares of common stock that are issuable upon the exercise of warrants to purchase common stock previously offered and sold by us on May 9, 2014. Each warrant represents the right to purchase one share of our common stock at an exercise price of $1.4375 per share (as it may be adjusted pursuant to the terms of the warrants), and may be exercised at any time prior to 11:59 p.m. (New York time) on May 9, 2019.

Our common stock is quoted on the OTCQB under the symbol “NVIV.”  On February 10, 2015, the last sales price of our common stock was $2.21 per share.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 3 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2015.

ABOUT THIS PROSPECTUS

We have an existing “shelf” registration statement on Form S-3 (File No. 333-178584), that was declared effective on January 19, 2012, and which expires on January 19, 2015 pursuant to Rule 415(a)(5) under the Securities Act, subject to an 180-day grace period pending effectiveness of the registration statement of which this prospectus is a part.  Of the securities issued under such registration statement, warrants to purchase an aggregate of 7,000,625 shares of our common stock remain outstanding and unexercised.  We have filed a registration statement of which this prospectus is a part for the sole purpose of ensuring that an effective registration statement covers the exercise of these warrants.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless the context otherwise requires, the terms “InVivo,” “our company,” “we,” “us,” “our” and similar names refer collectively to InVivo Therapeutics Holdings Corp. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information under the heading “Risk Factors” beginning on page 3 and the information incorporated by reference in this prospectus.

InVivo Therapeutics Holdings Corp.

We are a pioneering biomaterials and biotechnology company with a focus on the treatment of spinal cord injuries.  Our proprietary technologies incorporate intellectual property that is licensed under our exclusive, world-wide license from Children’s Medical Center Corporation and the Massachusetts Institute of Technology, as well as intellectual property that has been developed internally in collaboration with our advisors and partners.  At September 30, 2014, we were considered a “development stage enterprise” and will continue to be so until we commence commercial operations.  A development stage enterprise is one in which planned principal operations have not commenced or, if its operations have commenced, there has been no significant revenue from operations.  Development stage companies report cumulative costs from the date of inception of the enterprise.

Our development stage started on November 28, 2005 and continued through September 30, 2014. As of September 30, 2014, we have experienced total net losses since inception of approximately $91,870,000.  As a development stage enterprise, we expect to incur substantial operating losses in the future and are therefore dependent upon external financing, such as from equity and debt offerings, to finance our operations.  Before we can derive revenue or cash inflows from the commercialization of any of our products, we will need to conduct clinical studies and obtain regulatory approval to commercialize our products.

Overall, we expect our research and development (R&D) expenses to be substantial and to increase for the foreseeable future as we continue the development and clinical investigation of our current and future products.  However, expenditures on R&D programs are subject to many uncertainties, including whether we develop our products with a partner or independently, or whether we develop or acquire products and product candidates.  At this time, due to the uncertainties and inherent risks involved in our development stage business, we cannot estimate in a meaningful way the duration of, or the costs to complete, our R&D programs or whether, when or to what extent we will generate revenues or cash inflows from the commercialization and sale of any of our products. While we are currently focused on advancing the development of our Neuro-Spinal Scaffold, our future R&D expenses will depend on the determinations we make as to the scientific and clinical prospects of each potential product, as well as our ongoing assessment of the regulatory requirements and each product’s commercial potential.  In addition, we may make acquisitions of businesses, technologies or intellectual property rights that we believe would be necessary, useful or complementary to our current business.  Any investment made in a potential acquisition could affect our results of operations and reduce our limited capital resources, and any issuance of equity securities in connection with a potential acquisition could be substantially dilutive to our stockholders.

Recent Events

Our investigational degradable polymer Neuro-Spinal Scaffold (the “Scaffold”) is currently being studied in an early feasibility, five subject pilot study under our approved Investigational Device Exemption (IDE) application for the treatment of complete traumatic acute spinal cord injury.  The U.S. Food and Drug Administration (the “FDA”) approved the study which is intended to capture safety and feasibility of the Neuro-Spinal Scaffold for the treatment of complete functional spinal cord injury, as well as to gather preliminary evidence of the clinical effectiveness of the Scaffold.

The pilot study was initially approved for up to six clinical sites across the United States, and as of October 2014, the number of allowable clinical sites was expanded to up to 20.  The FDA also approved various changes to the protocol for the study related to the broadening of the study’s eligibility criteria.  In October 2014, we also announced that the first participant was enrolled in our pilot study at the Barrow Neurological Institute in Phoenix, Arizona.  Under the conditions of the FDA’s approval of our IDE application, our pilot study was initially staggered such that each patient that meets the eligibility criteria would be followed for three months prior to enrolling the next patient in the study. In December 2014, barring significant safety issues, the FDA approved an expedited enrollment plan. In January 2015, about three months after the first subject was enrolled, we opened enrollment for the second subject. Upon enrollment of the second subject, we intend to submit one month of safety data for that subject to the FDA together with the previous subject’s data, and we will then be able to have concurrent enrollment for the remaining three subjects. There will be no additional mandatory holds between enrollment of the final three subjects.

If our pilot study is successful, we then expect to conduct a pivotal study to show safety and probable benefit in order to obtain FDA approval to commence commercialization under a Humanitarian Device Exemption.  However, even if we are able to obtain FDA approval of our Scaffold, because the Scaffold is new, unproven technology, we will have to demonstrate the clinical utility of the product and gain acceptance from physicians and obtain third party reimbursement for our product and there can be no assurance that we will be able to do so. For major markets outside the United States, we would be required to seek regulatory approvals in those markets after the clinical studies or trials are conducted in the United States.

Corporate Information

InVivo Therapeutics Corporation was incorporated on November 28, 2005 under the laws of the State of Delaware and on October 26, 2010, it completed a reverse merger transaction with and became a wholly-owned subsidiary of InVivo Therapeutics Holdings Corp., a company incorporated under the laws of the State of Nevada.

Our principal executive offices are located at One Kendall Square, Suite B14402, Cambridge, Massachusetts 02139, and our telephone number is (617) 863-5500. Our website is www.invivotherapeutics.com.  The information on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

The Offering

Securities offered by us	7,000,625 shares of common stock issuable upon the exercise of outstanding warrants

Offering price	$1.4375 per share

Use of proceeds	We intend to use the net proceeds from the securities offered hereby for general corporate purposes. See “Use of Proceeds” on page 5.

Risk factors	Investing in our securities involves significant risks. See “Risk Factors” on page 3 of this prospectus.

OTCQB symbol	NVIV

RISK FACTORS

Investing in our securities involves significant risks.  Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call 1-800-SEC-0330 for more information on the operation of the Public Reference Room.  Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC.  This prospectus does not contain all of the information contained in the registration statement, including certain exhibits and schedules, in accordance with SEC rules and regulations.  You should review the information in and exhibits to the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Our website is www.invivotherapeutics.com.  The information on our website is not incorporated by reference in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, statements that are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included or incorporated in this prospectus or any prospectus supplement regarding our strategy, future operations, financial position, future revenues and earnings, projected margins and expenses, prospects, potential acquisitions or strategic alliances, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  You should not place undue reliance on these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. The risks and uncertainties to which these statements are subject include, but are not limited to, those risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus, the accompanying prospectus supplement, and the documents incorporated by reference herein and therein. You should read these risks and other cautionary statements made in this prospectus, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus, and in the documents incorporated by reference.  We do not assume any obligation to update any forward-looking statements made by us.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate” into this prospectus the information contained in other documents and reports that we file with the SEC.  This means that we can disclose important information to you by referring to other documents that contain that information.  Any information that we incorporate by reference is considered part of this prospectus.  The documents and reports that we list below are incorporated by reference into this prospectus, other than any portion of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules.

In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made hereby are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports.

We have filed the following documents with the SEC.  These documents are incorporated herein by reference as of their respective dates of filing:

(1)         Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 17, 2014, as amended on April 29, 2014;

(2)         Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 12, 2014;

(3)         Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 6, 2014;

(4)         Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed on November 5, 2014;

(5)         Our Current Reports on Form 8-K filed on April 30, 2014; May 6, 2014; May 19, 2014; May 30, 2014; June 23, 2014; July 31, 2014; August 5, 2014; September 29, 2014; November 12, 2014; December 9, 2014; and January 29, 2015, as amended;

(6)         The description of our common stock contained in our Registration Statement on Form 8-A filed on June 30, 2006, including any amendments or reports filed for the purpose of updating such description.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Exhibits to SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. Requests for such copies should be directed to the following:

InVivo Therapeutics Holdings Corp.

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

Attn: Investor Relations

Telephone: (617) 863-5500

Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.  Any statement so modified or superseded will not be deemed to be a part of this prospectus, except as so modified or superseded.  Because information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for general corporate purposes, including for the research, development and pre-clinical studies for our product candidates, the completion of the pilot clinical study of our Scaffold, and for working capital.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.  Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

THE SECURITIES WE MAY OFFER

We are offering up to 7,000,625 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock.  The following briefly summarizes the general terms and provisions of our common stock and the warrants to purchase common stock pursuant to which such shares of common stock may be issued.  You should read the provisions of our articles of incorporation, as amended, our bylaws, as amended, and other relevant agreements relating to our securities before you make an investment decision with respect to our securities.

Description of Common Stock

The following is a description of our common stock.  It may not contain all the information that is important to you.  You can access complete information by referring to our articles of incorporation and bylaws.

Under our articles of incorporation, we have authority to issue 200,000,000 shares of common stock, par value $0.00001 per share.  As of December 31, 2014, there were 93,812,000 shares of common stock issued and outstanding.  All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable.  Accordingly, the full price for the outstanding shares of common stock will have been paid at issuance and any holder of our common stock will not be later required to pay us any additional money for such common stock.

In addition, as of September 30, 2014:

•                  there were outstanding warrants to purchase an aggregate of up to 10,208,849 shares of our common stock at a weighted average exercise price of $1.43 per share;

•                  there were an aggregate of 8,901,655 shares of our common stock subject to outstanding stock options at a weighted average exercise price of $1.76 per share; and

•                  an aggregate of 4,294,800 shares of our common stock were reserved for future issuances under our incentive compensation plans and 401(k) plan.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock.  Our articles of incorporation do not provide for cumulative voting in the election of directors.  The holders of common stock will be entitled to such cash dividends as may be declared from time to time by the board of directors from funds available.  The holders of common stock have no preferential or preemptive right and no subscription, redemption or conversion privileges with respect to the issuance of additional shares of our common stock.  Upon liquidation, dissolution or winding up of the company, the holders of common stock will be entitled to receive pro rata all assets available for distribution to such holders after payment of our liabilities.

Description of Outstanding Warrants to Purchase Common Stock pursuant to which the Offered Shares of Common Stock may be Issued

The following description summarizes the material terms and provisions of the warrants to purchase common stock originally issued on May 9, 2014.  Each warrant currently has an exercise price of $1.4375 per share, subject to adjustment pursuant to its terms as summarized below, and is exercisable at any time until 11:59 p.m. (New York time) on May 9, 2019. Each warrant is currently exercisable for one share of common stock.

The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase or decrease by a holder to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to us and any such increase or decrease will apply only to the holder sending such notice and not to any other holder of the warrants) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

In the event that shares of common stock underlying the warrants are no longer registered under the Exchange Act, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant.

Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

The exercise price and the number of shares issuable upon valid exercise of the warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock, sales of our common stock at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common stock at a conversion or exercise price less than the exercise price then in effect) and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Upon the consummation of a “Fundamental Transaction” (as defined below), the holder of the warrant will have the right to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise in full of the warrant without regard to any limitations on exercise contained in the warrant.

A “Fundamental Transaction” is defined in the warrants as a transaction where (i) we, or any of our subsidiaries, directly or indirectly, in one or more related transactions (1) consolidate or merge with or into any other entity, (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our respective properties or assets to any other person or entity, (3) allow any other entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of our voting stock, (4) consummate a stock or share purchase agreement or other business combination with any other entity whereby such other person or entity acquires more than 50% of the outstanding shares of our voting stock, or (5) (I) reorganize, recapitalize or reclassify our common stock, (II) effect or consummate a stock combination, reverse stock split or other similar transaction involving our common stock or (III) make any public announcement or disclosure with respect to any stock combination, reverse stock split or other similar transaction involving our common stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock.

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Trading Market

Our common stock is quoted on the OTCQB under the symbol “NVIV.”

CERTAIN ANTI-TAKEOVER AND INDEMNIFICATION PROVISIONS OF

OUR ARTICLES OF INCORPORATION, BY-LAWS AND NEVADA LAW

Anti-Takeover Effects of Provisions of Nevada State Law

We may be, or in the future we may become, subject to Nevada’s control share laws.  A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation.  This control share law may have the effect of discouraging corporate takeovers.  We currently have less than 100 stockholders of record who are residents of Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders.  The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved.  If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares.  The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance.  For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation provide for a classified board of directors.  This provision could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest.  The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.   In addition, under our bylaws, directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our bylaws also provide that stockholders may only act at meetings of stockholders and not by written consent in lieu of a stockholders’ meeting.  Our bylaws provide that stockholders may not call a special meeting of stockholders.  Rather, only the Chairman of the Board, the President or the board of directors pursuant to a resolution approved by a majority of the entire board of directors are able to call special meetings of stockholders.  Our bylaws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting.  These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing to repay the expenses if it is determined that such officer or director is not entitled to be indemnified.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the company.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is determined that the party is entitled to be indemnified under our bylaws.  No advance will be made by the company to a party if it is determined that the party acted in bad faith.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.  Our bylaws do not eliminate or limit the liability of a director for: (i) an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of dividends in violation of NRS 78.300.  These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act, in which case such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain an insurance policy on behalf of our directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers.

We have entered into an indemnification agreement with each of our officers and directors pursuant to which they will be indemnified by us, subject to certain limitations, for any liabilities incurred by them in connection with their role as officers or directors of the company.

PLAN OF DISTRIBUTION

We are offering up to 7,000,625 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock.  We are not offering any new warrants or any other securities pursuant to the registration statement of which this prospectus is a part.

The warrants pursuant to which shares of our common stock may be issued pursuant to this prospect were originally issued on May 9, 2014, and are exercisable at any time until 11:59pm (New York time) on May 9, 2019.  These warrants were offered and sold pursuant to the Registration Statement on Form S-3, File No. 333-178584, as supplemented by a prospectus supplement filed with the SEC on May 7, 2014.  In connection with such offering, we agreed to indemnify the underwriter and its affiliates against certain liabilities, including liability under the Securities Act, and liabilities arising from breaches of the representations and warranties contained in the underwriter agreement.  We have also agreed to contribute to payments the underwriter and its affiliates may be required to make in respect of such liabilities.

EXPERTS

Our balance sheets as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended and for the period from November 28, 2005 (inception) to December 31, 2013 have been included herein and in the registration statement in reliance upon the report of Wolf & Company, P.C., independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by our counsel, Greenberg Traurig, LLP, Boston, Massachusetts.

INVIVO THERAPEUTICS HOLDINGS CORP.

7,000,625

Shares of

Common Stock

PROSPECTUS

February 10, 2015